Exhibit 99.1
Item 9.01. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of QUALCOMM Incorporated
In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries (the “Company”) at September 30, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompaning index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of September 30, 2004 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 30, 2004, based on criteria established in Internal Control — Integrated Framework issued by the COSO. The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on (i) these financial statements and financial statement schedule; (ii) management’s assessment; and (iii) the effectiveness of the Company’s internal control over financial reporting based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” during the year ended September 30, 2003.
PRICEWATERHOUSECOOPERS LLP
San Diego, California
November 2, 2004 , except for Note 10 which is as of August 19, 2005

QUALCOMM Incorporated
CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 30,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$1,214	$2,045
Marketable securities	4,768	2,516
Accounts receivable, net	581	484
Inventories	154	110
Deferred tax assets	409	612
Other current assets	101	182

Total current assets	7,227	5,949
Marketable securities	1,653	811
Property, plant and equipment, net	675	622
Goodwill	356	346
Deferred tax assets	493	407
Other assets	416	687

Total assets	$10,820	$8,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$286	$195
Payroll and other benefits related liabilities	194	141
Unearned revenue	172	174
Current portion of long-term debt (Note 11)	—	103
Other current liabilities	242	195

Total current liabilities	894	808
Unearned revenue	170	237
Long-term debt (Note 11)	—	123
Other liabilities	92	56

Total liabilities	1,156	1,224

Commitments and contingencies (Notes 3, 4 and 9)

Stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding at September 30, 2004 and 2003	—	—
Common stock, $0.0001 par value; 3,000 shares authorized; 1,635 and 1,597 shares issued and outstanding at September 30, 2004 and 2003	—	—
Paid-in capital	6,940	6,325
Retained earnings	2,709	1,297
Accumulated other comprehensive income (loss)	15	(24)

Total stockholders’ equity	9,664	7,598

Total liabilities and stockholders’ equity	$10,820	$8,822

See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Years Ended September 30,
	2004	2003*	2002*
Revenues:
Equipment and services	$3,514	$2,862	$2,080
Licensing and royalty fees	1,366	985	835

	4,880	3,847	2,915

Operating expenses:
Cost of equipment and services revenues	1,484	1,268	954
Research and development	720	523	452
Selling, general and administrative	568	471	401
Amortization of goodwill and other acquisition-related intangible assets (Note 1)	5	8	259
Asset impairment charges	—	34	—
Other	(26)	(30)	9

Total operating expenses	2,751	2,274	2,075

Operating income	2,129	1,573	840

Investment income (expense), net (Note 5)	184	(8)	(218)

Income from continuing operations before income taxes	2,313	1,565	622
Income tax expense	(588)	(536)	(97)

Income from continuing operations	1,725	1,029	525

Discontinued operations (Note 11):
Loss from discontinued operations before income taxes	(10)	(280)	(160)
Income tax benefit (expense)	5	78	(5)

Loss from discontinued operations	(5)	(202)	(165)

Net income	$1,720	$827	$360

Basic earnings per common share from continuing operations	$1.07	$0.65	$0.34
Basic loss per common share from discontinued operations	(0.01)	(0.13)	(0.11)

Basic earnings per common share	$1.06	$0.52	$0.23

Diluted earnings per common share from continuing operations	$1.03	$0.63	$0.32
Diluted loss per common share from discontinued operations	—	(0.12)	(0.10)

Diluted earnings per common share	$1.03	$0.51	$0.22

Shares used in per share calculations:
Basic	1,616	1,579	1,542

Diluted	1,675	1,636	1,619

Dividends per share announced	$0.190	$0.085	—

* As adjusted (Note 11).
See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Years Ended September 30
	2004	2003*	2002*
Operating Activities:
Income from continuing operations	$1,725	$1,029	$525
Depreciation and amortization	163	146	349
Asset impairment and related charges	—	34	—
Net realized gains on marketable securities and other investments	(88)	(80)	(2)
(Gains) losses on derivative instruments	(7)	3	58
Other-than-temporary losses on marketable securities and other investments	12	128	231
Equity in losses of investees	72	113	57
Non-cash income tax expense	419	411	8
Other non-cash charges	35	13	(4)
Proceeds from (purchases of) trading securities	—	2	(2)
Increase (decrease) in cash resulting from changes in:
Accounts receivable, net	(93)	53	(1)
Inventories	(50)	(23)	18
Other assets	51	(12)	(9)
Trade accounts payable	151	(24)	47
Payroll, benefits and other liabilities	148	43	25
Unearned revenue	(57)	(12)	(37)

Net cash provided by operating activities	2,481	1,824	1,263

Investing Activities:
Capital expenditures	(332)	(202)	(127)
Purchases of available-for-sale securities	(8,372)	(4,484)	(1,754)
Proceeds from sale of available-for-sale securities	5,026	3,183	1,050
Purchases of held-to-maturity securities	(184)	(355)	(189)
Maturities of held-to-maturity securities	401	257	257
Issuance of finance receivables	(1)	(150)	(141)
Collection of finance receivables	196	813	8
Issuance of notes receivable	(37)	(28)	(4)
Collection of notes receivable	38	4	16
Other investments and acquisitions	(70)	(37)	(199)
Other items, net	9	7	10

Net cash used by investing activities	(3,326)	(992)	(1,073)

Financing Activities:
Proceeds from issuance of common stock	330	191	119
Repurchase and retirement of common stock	—	(166)	(6)
Proceeds from put options	5	7	—
Dividends paid	(308)	(135)	—

Net cash provided (used) by financing activities	27	(103)	113

Net cash used by discontinued operations	(13)	(89)	(300)

Effect of exchange rate changes on cash	—	(2)	15

Net (decrease) increase in cash and cash equivalents	(831)	638	18
Cash and cash equivalents at beginning of year	2,045	1,407	1,389

Cash and cash equivalents at end of year	$1,214	$2,045	$1,407

* As adjusted (Note 11).
See accompanying notes.

QUALCOMM Incorporated
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

				Accumulated
				Other	Total
	Common Stock	Paid-in	Retained	Comprehensive	Stockholders’
	Shares	Capital	Earnings	Income (Loss)	Equity
Balance at September 30, 2001	1,527	$4,792	$245	$(224)	$4,813

Components of comprehensive income:
Net income	—	—	360	—	360
Foreign currency translation	—	—	—	(15)	(15)
Unrealized net losses on securities	—	—	—	(86)	(86)
Reclassification adjustment for net realized gains included in net income, net of income taxes of $1	—	—	—	(12)	(12)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net income	—	—	—	206	206

Total comprehensive income					453

Exercise of stock options	29	81	—	—	81
Tax benefit from exercise of stock options	—	11	—	—	11
Issuance for Employee Stock Purchase and Executive Retirement Plans	2	38	—	—	38
Repurchase and retirement of common stock	(1)	(6)	—	—	(6)
Stock-based compensation expense	—	2	—	—	2

Balance at September 30, 2002	1,557	4,918	605	(131)	5,392

Components of comprehensive income:
Net income	—	—	827	—	827
Foreign currency translation	—	—	—	(3)	(3)
Unrealized net gains on securities, net of income taxes of $45	—	—	—	69	69
Reclassification adjustment for net realized gains included in net income, net of income taxes of $27	—	—	—	(41)	(41)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net income, net of income taxes of $18	—	—	—	82	82

Total comprehensive income					934

Exercise of stock options	47	153	—	—	153
Tax benefit from exercise of stock options	—	267	—	—	267
Issuance for Employee Stock Purchase and Executive Retirement Plans	3	38	—	—	38
Reversal of the valuation allowance on certain deferred tax assets (Note 6)	—	1,106	—	—	1,106
Repurchase and retirement of common stock	(10)	(158)	—	—	(158)
Dividends	—	—	(135)	—	(135)
Stock-based compensation expense	—	1	—	—	1

Balance at September 30, 2003	1,597	6,325	1,297	(24)	7,598

Components of comprehensive income:
Net income	—	—	1,720	—	1,720
Foreign currency translation	—	—	—	56	56
Unrealized net gains on securities, net of income taxes of $20	—	—	—	29	29
Reclassification adjustment for net realized gains included in net income, net of income taxes of $35	—	—	—	(53)	(53)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net income, net of income taxes of $5	—	—	—	7	7

Total comprehensive income					1,759

Exercise of stock options	36	284	—	—	284
Tax benefit from exercise of stock options	—	285	—	—	285
Issuance for Employee Stock Purchase and Executive Retirement Plans	2	46	—	—	46
Dividends	—	—	(308)	—	(308)

Balance at September 30, 2004	1,635	$6,940	$2,709	$15	$9,664

See accompanying notes.

Note 1. The Company and its Significant Accounting Policies
     The Company
     QUALCOMM Incorporated (the Company or QUALCOMM), a Delaware corporation, develops, designs, manufactures and markets digital wireless telecommunications products and services based on its Code Division Multiple Access (CDMA) technology. The Company is a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products to wireless device and infrastructure manufacturers. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of CDMA products, and receives license fees as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its CDMA technologies. The Company provides satellite and terrestrial-based two-way data messaging and position reporting services for transportation companies, private fleets, construction equipment fleets and other enterprise companies. The Company provides the BREW (Binary Runtime Environment for Wireless) product and services to network operators, handset manufacturers and application developers and support for developing and delivering over-the-air wireless applications and services. The Company also makes strategic investments to promote the worldwide adoptions of CDMA products and services for wireless voice and Internet data communications.
     Principles of Consolidation
     The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries and other subsidiaries controlled by the Company. The ownership of the other interest holders of consolidated subsidiaries is reflected as minority interest and is not significant. All significant intercompany accounts and transactions have been eliminated. The Company’s foreign subsidiaries are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements.
     The Company deconsolidated the Vésper Operating Companies during the first quarter of fiscal 2004 as a result of their sale in December 2003 and TowerCo during the second quarter of fiscal 2004 as a result of its sale in March 2004 (Note 11). Results of operations and cash flows related to the Vésper Operating Companies and TowerCo are presented as discontinued operations. The Company’s statements of operations and cash flows for all prior periods have been adjusted to present the discontinued operations. The balance sheet as of September 28, 2003 was not adjusted to present assets and liabilities related to discontinued operations separately.
     Effective as of the beginning of the second quarter of fiscal 2004, the Company adopted the revised interpretation of Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” (FIN 46-R). FIN 46-R requires that certain variable interest entities be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.
     Financial Statement Preparation
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.
     Fiscal Year
     The Company operates and reports using a 52-week fiscal year ending on the last Sunday in September. The fiscal years ended September 30, 2004, 2003 and 2002 each include 52 weeks. For presentation purposes, the Company presents its fiscal years as ending on September 30.
     Revenue Recognition
     The Company derives revenue principally from sales of integrated circuit products, from royalties for its intellectual property, from messaging and other services and related hardware sales, from software development and related services, and from license fees for intellectual property. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations. The development stage of the Company’s customers’ products do not affect the timing or amount of revenue recognized.
     In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), “Revenue Recognition in Financial Statements” (later revised as Staff Accounting Bulletin No. 104) which the Company adopted in the fourth quarter of fiscal 2001 and applied retroactively to the first quarter of fiscal 2001. The Company recorded a $147 million loss, net of taxes of $98 million, as the cumulative effect of the accounting change as of the beginning of fiscal 2001 to reflect the deferral of revenues and expenses related to future periods. The amortization of revenue that was deferred as of the beginning of fiscal 2001 is expected to continue to be amortized with a declining impact through fiscal 2007. The Company recognized $30 million, $44 million and $66 million during fiscal 2004, 2003 and 2002, respectively, in operating income related to revenues and expenses that were recognized in prior years.
     In November 2002, the Emerging Issues Task Force (EITF) issued Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” which the Company adopted in the fourth quarter of fiscal 2003. This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how arrangement consideration should be measured and allocated to the separate units of accounting. Beginning with the adoption of SAB 101 until the fourth quarter of fiscal 2003, the Company recognized revenues and expenses from sales of certain satellite and terrestrial-based two-way data messaging and position reporting hardware and related software products by its QWBS division (Note 10) ratably over the shorter of the estimated useful life of the hardware product or the expected messaging service period, which is typically five years. SAB 101 required the ratable recognition of these sales because the messaging service was considered integral to the functionality of the hardware and software. EITF Issue No. 00-21 does not require the deferral of revenue when an undelivered element is considered integral to the functionality of a delivered element and otherwise requires separate unit accounting in multiple element arrangements. Given that the Company meets the criteria stipulated in EITF Issue No. 00-21, the sale of the hardware is accounted for as a unit of accounting separate from the future service to be provided by the Company. Accordingly, the Company began recognizing revenues allocated to the hardware using the residual method, and related expenses from such sales, starting in the fourth quarter of fiscal 2003 at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later, instead of amortizing the related revenue over a future period. The Company elected to adopt EITF Issue No. 00-21 prospectively for revenue arrangements entered into after the third quarter of fiscal 2003, rather than reporting the change in accounting as a cumulative-effect adjustment. The amortization of QWBS equipment revenue that was deferred in the periods prior to the adoption of EITF Issue No. 00-21 will continue with a declining impact through fiscal 2008. QWBS amortized $76 million and $23 million in revenue related to such prior period equipment sales in fiscal 2004 and during the fourth quarter of fiscal 2003, respectively. Deferred revenues and expenses related to the historical QWBS sales that will continue to be amortized in future periods were $106 million and $62 million, respectively, at September 30, 2004. Gross margin related to these prior sales is expected to be recognized as follows: $24 million in fiscal 2005, $13 million in fiscal 2006, $6 million in fiscal 2007 and $1 million in fiscal 2008.
     The Company licenses rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of CDMA (including, without limitation, cdmaOne, CDMA2000, 1X/1xEV-DO/1xEV-DV, TD-SCDMA and WCDMA) products. Licensees typically pay a nonrefundable license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee, typically five to seven years. The Company earns royalties on such licensed CDMA products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter, and, in some instances, although royalties are reported quarterly, payment is on a semi-annual basis. During the periods preceding the fourth quarter of fiscal 2004, the Company estimated and recorded the royalty revenues earned for sales by certain licensees (the Estimated Licensees) in the quarter in which such sales occurred, but only when reasonable estimates of such amounts could be made. Not all royalties earned were estimated. Royalties for licensees for which the Company had minimal reporting history and certain licensees that did not incorporate the Company’s integrated circuit products into their own products were recorded one quarter in arrears, i.e. in the quarter in which the royalties were reported to the Company by those licensees. Estimates of royalty revenues for the Estimated Licensees were based on analyses of the Company’s sales of integrated circuits to Estimated Licensees, historical royalty data for Estimated Licensee, an estimate of the time between the Company’s sales of integrated circuits to Estimated Licensees and Estimated Licensees’ sales of CDMA products, average sales price forecasts, estimates of inventory levels and current market and economic trends. Once royalty reports were received from the Estimated Licensees, the variance between such reports and the estimate was recorded as royalty revenue in the quarter in which the reports were received, i.e. in most cases, the quarter subsequent to the quarter in which the estimated royalties were recorded as revenue.
     The following table summarizes royalty related data for fiscal 2004, 2003 and 2002 (in millions):

	2004	2003	2002
Estimate recorded for the fourth quarter of the prior year (Prior Year Fourth Quarter) for Estimated Licensees	$151	$150	$122
Royalties reported in first quarter of the current year by Estimated Licensees for the Prior Year Fourth Quarter	208	167	146

Prior Year Fourth Quarter variance included in current year	57	17	24
Other royalties reported in current year	1,084	670	551
Estimate recorded for the fourth quarter of the current year for Estimated Licensees	—	151	150

Total current year royalty revenues from external licensees	$1,141	$838	$725

     For example, for fiscal 2003, the Company estimated royalties of $151 million from the Estimated Licensees for the fourth quarter of fiscal 2003. The actual royalties reported to the Company by the Estimated Licensees, on a one quarter lag basis, during the first quarter of fiscal 2004 were $208 million. The variance of $57 million was recorded in royalty revenues in the first quarter of fiscal 2004. Therefore, total royalty revenues from licensees for fiscal 2004 of $1,141 million included: 1) the prior year fourth quarter variance of $57 million and 2) other royalties reported by licensees during fiscal 2004 of $1,084 million. The Company did not estimate royalty revenues for the fourth quarter of fiscal 2004 due to a change in the Company’s ability to estimate royalties.
     Starting in the fourth quarter of fiscal 2004, the Company determined that, due to recent escalating business trends, the Company no longer has the ability to reliably estimate royalty revenues from certain licensees. These escalating trends include the commercial launches and global expansion of WCDMA networks, changes in market share among licensees due to increased global competition and increased variability in the integrated circuit and finished product inventories of licensees. Accordingly, the Company did not estimate royalty revenues earned in the fourth quarter of fiscal 2004. Starting in the fourth quarter of fiscal 2004, the Company began recognizing revenues solely based on royalties reported by licensees during the quarter. The change in the timing of recognizing royalty revenue was made prospectively and had the initial one-time effect of reducing royalty revenues recorded in the fourth quarter of fiscal 2004. Royalties reported by the Company’s licensees were $151 million higher than royalty revenues from external licensees recorded in fiscal 2004 because $151 million in royalties that were reported in the first quarter of fiscal 2004 had been estimated and recorded as revenue in the fourth quarter of fiscal 2003. To facilitate an understanding of the impact of the change, the following table compares royalty revenues recorded as revenue in fiscal 2004, 2003 and 2002 to royalties reported by the Company’s licensees during those same periods (in millions):

	2004	2003	2002
Royalty revenues from external licensees, as recorded in the Company’s consolidated statements of operations	$1,141	$838	$725
Estimate recorded for the fourth quarter of the prior year for Estimated Licensees*	151	150	122
Estimate recorded at end of the current year for Estimated Licensees	—	(151)	(150)

Total royalties reported by external licensees during the current year	$1,292	$837	$697

* Recorded as revenue in the prior year, but reported by licensees during the current year.
     The table above illustrates that the difference between royalties reported by external licensees and royalty revenues from external licensees recorded in the Company’s consolidated statements of operations has equaled the difference between the estimate for Estimated Licensees at the end of the current year and the estimate for Estimated Licensees at the end of the prior year.

     Revenues from sales of the Company’s CDMA-based integrated circuits are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services are recorded when earned.
     Revenues from long-term contracts are generally recognized using the percentage-of-completion efforts-expended method of accounting, based on costs incurred compared with total estimated costs. The percentage-of-completion method relies on estimates of total contract revenue and costs. Revenue and profit are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. If actual contract costs are greater than expected, reduction of contract profit would be required. Billings on uncompleted contracts in excess of incurred cost and accrued profit are classified as unearned revenue. Estimated contract losses are recognized when determined. If substantive uncertainty related to customer acceptance exists or the contract’s duration is relatively short, the Company uses the completed-contract method.
     The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when all of the following criteria are met: the written agreement is executed; the software is delivered; the license fee is fixed and determinable; collectibility of the license fee is probable; and if applicable, when vendor-specific objective evidence exists to allocate the total license fee to elements of multiple-element arrangements, including post-contract customer support. When contracts contain multiple elements wherein vendor-specific objective evidence exists for all undelivered elements, the Company recognizes revenue for the delivered elements and defers revenue for the fair value of the undelivered elements until the remaining obligations have been satisfied. If vendor-specific objective evidence does not exist for all undelivered elements, revenue for the delivered and undelivered elements is deferred until remaining obligations have been satisfied, or if the only undelivered element is post-contract customer support and vendor specific objective evidence of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. Judgments and estimates are made in connection with the recognition of software license revenue, which may include assessments of collectibility, the fair value of deliverable elements and the implied support period. The amount or timing of the Company’s software license revenue may differ as a result of changes in these judgments or estimates.
     The Company records reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Such reductions to revenue are estimates, which are based on a number of factors, including our assumptions related to historical and projected customer sales volumes and the contractual provisions of the customer agreements.
     Unearned revenue consists primarily of fees related to software products and license fees for intellectual property for which delivery is not yet complete and to hardware products sales with a continuing service obligation.
     Concentrations
     A significant portion of the Company’s revenues is concentrated with a limited number of customers as the worldwide market for wireless telecommunications products is dominated by a small number of large corporations. Revenues from Samsung, LG Electronics and Motorola, customers of the Company’s QCT, QTL, QWI and other nonreportable segments, comprised 15%, 15% and 10% of total consolidated revenues, respectively, in fiscal 2004, as compared to 17%, 13% and 13% of total consolidated revenues, respectively, in fiscal 2003. Revenues from Samsung, Kyocera and LG Electronics, customers of the Company’s QCT, QTL, QWI and other nonreportable segments, comprised 16%, 14% and 12% of total consolidated revenues, respectively, in fiscal 2002. Aggregated accounts receivable from Samsung, LG Electronics and Motorola comprised 51% and 48% of gross accounts receivable at September 30, 2004 and 2003, respectively.
     Revenues from international customers were approximately 79%, 77% and 69% of total consolidated revenues in fiscal 2004, 2003 and 2002, respectively.
     Cost of equipment and services revenues
     Cost of equipment and services revenues is primarily comprised of the cost of equipment revenues, the cost of messaging services revenues and the cost of development and other services revenues. Cost of equipment revenues consists of the cost of equipment sold and sustaining engineering costs, including personnel and related costs. Cost of messaging services revenues consists principally of satellite transponder costs, network operations expenses, including personnel and related costs, depreciation, and airtime charges by telecommunications operators. Cost of development and other services revenues primarily includes personnel costs and related expenses.

     Research and Development
     Costs incurred in research and development activities are expensed as incurred, except certain software development costs capitalized after technological feasibility of the software is established.
     Shipping and Handling Costs
     Costs incurred for shipping and handling are included in cost of revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.
     Income Taxes
     The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.
     Cash Equivalents
     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.
     Marketable Securities
     Management determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation as of each balance sheet date. Held-to-maturity securities are carried at amortized cost, which approximates fair value. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. The net unrealized gains or losses on available-for-sale securities are reported as a component of comprehensive income (loss), net of tax. The specific identification method is used to compute the realized gains and losses on debt and equity securities.
     The Company regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, the Company considers such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the performance of the investee’s stock price in relation to the stock price of its competitors within the industry and the market in general, analyst recommendations, any news that has been released specific to the investee and the outlook for the overall industry in which the investee operates. The Company also reviews the financial statements of the investee to determine if the investee is experiencing financial difficulties and considers new products/services that the investee may have forthcoming that will improve its operating results. If events and circumstances indicate that a decline in the value of these assets has occurred and is other than temporary, the Company records a charge to investment income (expense).
     Allowances for Doubtful Accounts
     The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents (e.g., bank statements) to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.
     The Company also maintains allowances for doubtful accounts for estimated losses resulting from the inability of entities it has financed to make required payments. The Company evaluates the adequacy of allowances for doubtful finance and note receivables based on analyses of the financed entities’ credit-worthiness, current economic trends or market conditions, review of the entities’ current and projected financial and operational information, and consideration of the fair value of collateral to be received, if applicable. From time to time, the Company may consider third party evaluations, valuation reports or advice from investment banks. If the financial condition of the financed entities were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.
     Inventories
     Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventory is assessed based on review of committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.
     Property, Plant and Equipment
     Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and building improvements are depreciated over 30 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from two to 15 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.
     Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed and the gain or loss is recorded.
     Other Investments
          Investments in Other Entities
     The Company makes strategic investments in companies that have developed or are developing innovative wireless data applications and wireless operators that promote the worldwide deployment of CDMA systems. Investments in corporate entities with less than a 20% voting interest are generally accounted for under the cost method. The Company uses the equity method to account for investments in corporate entities, including limited liability corporations that do not maintain specific ownership accounts, in which it has a voting interest of 20% to 50% and other than minor to 50% ownership interests in partnerships and limited liability corporations that do maintain specific ownership accounts, or in which it otherwise has the ability to exercise significant influence. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company’s share of net earnings or losses of the investee, limited to the extent of the Company’s investment in and advances to the investee and financial guarantees on behalf of the investee that create additional basis.
     The Company regularly monitors and evaluates the realizable value of its investments. When assessing an investment for an other-than-temporary decline in value, the Company considers such factors as, among other things, the share price from the investee’s latest financing round, the performance of the investee in relation to its own operating targets and its business plan, the investee’s revenue and cost trends, as well as liquidity and cash position, including its cash burn rate, market acceptance of the investee’s products/services as well as any new products or services that may be forthcoming, any significant news that has been released specific to the investee or the investee’s competitors and/or industry, and the outlook for the overall industry in which the investee operates. From time to time, the Company may consider third party evaluations, valuation reports or advice from investment banks. If events and circumstances indicate that a decline in the value of these assets has occurred and is other than temporary, the Company records a charge to investment income (expense).
          Derivatives
     The Company holds warrants to purchase equity interests in certain other companies related to its strategic investment activities. The Company’s warrants are not held for trading purposes. Certain of the Company’s warrants are recorded at fair value. Changes in fair value are recorded in investment income (expense) as gains (losses) on derivative instruments because the warrants do not meet the requirements for hedge accounting. Warrants that do not have contractual net settlement provisions are recorded at cost.
     The Company enters into foreign currency forward and option contracts to hedge certain foreign currency transactions and probable anticipated foreign currency transactions. Gains and losses arising from foreign currency forward and option contracts that are not designated as hedging instruments are recorded in investment income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income (loss) as gains (losses) on derivative instruments until the underlying transaction affects the Company’s earnings. The value of the Company’s foreign currency forward contracts was insignificant at September 30, 2004. The Company had no foreign currency option contracts outstanding at September 30, 2004. The Company had no foreign currency forward or option contracts outstanding at September 30, 2003.
     At September 30, 2004 and 2003, the recorded value of the Company’s derivative instruments totaled $4 million and $2 million, respectively, and none of the Company’s derivatives were designated as hedges. The Company’s derivative instruments are included in other assets.
     Goodwill and Other Intangible Assets
     Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Effective as of the beginning of fiscal 2003, the Company fully adopted Statement of Financial Accounting Standards No. 141 (FAS 141), “Business Combinations,” and Statement of Financial Accounting Standards No. 142 (FAS 142), “Goodwill and Other Intangible Assets.” The provisions of FAS 141 (1) require that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, (2) provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill, and (3) require that unamortized negative goodwill be written off immediately as an extraordinary gain instead of being deferred and amortized. FAS 141 also requires that, upon adoption of FAS 142, the Company reclassify the carrying amounts of certain intangible assets into or out of goodwill, based on certain criteria. Upon the adoption of FAS 142, the Company reclassified approximately $2 million of certain intangible assets into goodwill.
     FAS 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their initial recognition. The provisions of FAS 142 (1) prohibit the amortization of goodwill and indefinite-lived intangible assets, (2) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur indicating that the carrying value of goodwill and/or indefinite-lived intangible assets may be impaired), (3) require that reporting units be identified for the purpose of assessing potential impairments of goodwill, and (4) remove the forty-year limitation on the amortization period of intangible assets that have finite lives. The Company completed its transitional testing for goodwill impairment upon adoption of FAS 142 and its annual testing for fiscal 2004 and 2003 and determined that its recorded goodwill was not impaired.
     Starting in fiscal 2003, the Company no longer records goodwill amortization. Goodwill is tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired. Software development costs are capitalized when a product’s technological feasibility has been established through the date a product is available for general release to customers. Software development costs are amortized on a straight-line basis over the estimated economic life of the software, ranging from less than one year to four years, taking into account such factors as the effects of obsolescence, technological advances and competition. The weighted-average amortization period for capitalized software was one year at both September 30, 2004 and 2003. Other intangible assets are amortized on a straight-line basis over their useful lives, ranging from three to 28 years.
     Weighted-average amortization periods for finite lived intangible assets, by class, were as follows:

September 30,
	2004	2003
Wireless licenses	15 years	15 years
Marketing-related	17 years	19 years
Technology-based	11 years	4 years
Customer-related	8 years	10 years
Other	28 years	25 years
Total intangible assets	14 years	15 years
     Changes in the weighted-average amortization periods from fiscal 2003 to 2004 resulted from changes associated with additions and dispositions of intangible assets. Dispositions primarily resulted from discontinued operations (Note 11).

     The results of operations and earnings per common share for fiscal 2002, assuming FAS 142 had been adopted at the beginning of fiscal 2002, are as follows (in millions, except per share data):

2002
Reported net income	$360
Goodwill amortization	249

Adjusted net income	$609

Earnings per common share:
Basic — as reported	$0.23

Basic — as adjusted	$0.40

Diluted — as reported	$0.22

Diluted — as adjusted	$0.38

     Valuation of Long-Lived and Intangible Assets
     The Company adopted Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets” as of the beginning of fiscal 2003. The adoption of this accounting standard did not have a material impact on the Company’s operating results and financial position. The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results.
     Litigation
     The Company is currently involved in certain legal proceedings. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates.
     Guarantees and Product Warranties
     In the normal course of business, the Company may provide guarantees to other parties. Upon issuance of a guarantee, the Company recognizes a liability for the fair value of the obligation it assumes under that guarantee, as required. At September 30, 2004, liabilities related to guarantees were approximately $1 million. At September 30, 2003, liabilities related to guarantees were not significant.
     Estimated future warranty obligations related to certain products are provided by charges to operations in the period in which the related revenue is recognized. The Company establishes a reserve for warranty obligations based on its historical warranty experience. Warranty obligations were $2 million and $4 million at September 30, 2004 and 2003, respectively, and changes in the obligations were not significant during fiscal 2004, 2003 or 2002.
     Stock-Based Compensation
     The Company records compensation expense for employee stock options based upon their intrinsic value on the date of grant pursuant to Accounting Principles Board Opinion 25 (APB 25), “Accounting for Stock Issued to Employees.” Because the Company establishes the exercise price based on the fair market value of the Company’s stock at the date of grant, the stock options have no intrinsic value upon grant, and therefore no expense is recorded. Each quarter, the Company reports the potential dilutive impact of stock options in its diluted earnings per common share using the treasury-stock method. Out-of-the-money stock options (i.e., the average stock price during the period is below the strike price of the stock option) are not included in diluted earnings per common share.

     As required under Financial Accounting Standards Board Statement No. 123 (FAS 123), “Accounting for Stock-Based Compensation,” and Statement of Financial Accounting Standards No. 148 (FAS 148), “Accounting for Stock-Based Compensation – Transition and Disclosure,” the pro forma effects of stock-based compensation on net income and earnings per common share have been estimated at the date of grant using the Black-Scholes option-pricing model based on the following assumptions:

	QUALCOMM			Employee Stock
	Stock Option Plans			Purchase Plans
	2004	2003	2002	2004	2003	2002
Risk-free interest rate	3.8%	3.2%	4.4%	1.1%	1.0%	2.3%
Volatility	53.2%	58.0%	58.0%	33.3%	41.1%	69.0%
Dividend yield	0.6%	0.2%	0.0%	0.7%	0.3%	0.0%
Expected life (years)	6.0	6.0	6.0	0.5	0.5	0.5
     The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no restrictions and are fully transferable and negotiable in a free trading market. The Black-Scholes model does not consider the employment, transfer or vesting restrictions that are inherent in the Company’s employee stock options. Use of an option valuation model, as required by FAS 123, includes highly subjective assumptions based on long-term predictions, including the expected stock price volatility and average life of each stock option grant. Because the Company’s employee stock options have characteristics significantly different from those of freely traded options, and because changes in the subjective input assumptions can materially affect the Company’s estimate of the fair value of those stock options, in the Company’s opinion, existing valuation models, including Black-Scholes, are not reliable single measures and may misstate the fair value of the Company’s employee stock options. The Black-Scholes weighted average estimated fair values of stock options granted during fiscal 2004, 2003 and 2002 were $13.82, $9.67 and $14.10 per share, respectively. The Black-Scholes weighted average estimated fair values of purchase rights granted pursuant to the Employee Stock Purchase Plans during fiscal 2004, 2003 and 2002 were $6.24, $4.80 and $7.28 per share, respectively.
     For purposes of pro forma disclosures, the estimated fair value of stock options is assumed to be amortized to expense over the stock options’ vesting periods. The pro forma effects of recognizing compensation expense under the fair value method on net income and net earnings per common share for the years ended September 30 were as follows (in millions, except per share data):

	2004	2003	2002
Net income, as reported	$1,720	$827	$360
Add: Stock-based employee compensation expense included in reported net income, net of related tax benefits	—	1	1
Deduct: Stock-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(281)	(260)	(235)

Pro forma net income	$1,439	$568	$126

Earnings per common share:
Basic — as reported	$1.06	$0.52	$0.23

Basic — pro forma	$0.89	$0.36	$0.08

Diluted — as reported	$1.03	$0.51	$0.22

Diluted — pro forma	$0.86	$0.35	$0.08

     Foreign Currency
     Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Assets and liabilities are translated to United States dollars at the exchange rate in effect at the balance sheet date; revenues, expenses, gains and losses are translated at rates of exchange that approximate the rates in effect at the transaction date. Resulting translation gains or losses are recognized as a component of other comprehensive income

(loss). The functional currency of the Company’s foreign investees that do not use local currencies is the United States dollar. Where the United States dollar is the functional currency, the monetary assets and liabilities are translated into United States dollars at the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses associated with the monetary assets and liabilities are translated at the rates of exchange that approximate the rates in effect at the transaction date. Non-monetary assets and liabilities and related elements of revenues, expenses, gains and losses are translated at historical rates. Resulting translation gains or losses of these foreign investees are recognized in the statements of operations.
     During fiscal 2004, net foreign currency transaction gains included in the Company’s statement of operations were $1 million. During fiscal 2003 and 2002, net foreign currency transaction gains and losses included in the Company’s statements of operations were insignificant.
     Comprehensive Income
     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents comprehensive income in its consolidated statements of stockholders’ equity.
     The reclassification adjustment for other-than-temporary losses on marketable securities results from the recognition of unrealized losses in the statement of operations due to declines in the market prices of those securities deemed to be other than temporary. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statement of operations when the marketable securities are sold.
     Components of accumulated other comprehensive income (loss) consisted of the following (in millions):

	September 30,
	2004	2003
Foreign currency translation	$(27)	$(83)
Unrealized gains on marketable securities, net of income taxes	42	59

	$15	$(24)

     Stock Split
     On July 13, 2004, the Company announced a two-for-one stock split in the form of a stock dividend. Stock was distributed on August 13, 2004 to stockholders of record as of July 23, 2004. Stockholders’ equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying the par value of the additional shares arising from the split from paid-in-capital to common stock. All references in the financial statements and notes to number of shares and per share amounts reflect the stock split.
     Earnings Per Common Share
     Basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s stock-based compensation plans and shares subject to written put options, and the weighted average number of common shares outstanding during the reporting period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2004, 2003 and 2002 were approximately 58,686,000, 56,338,000 and 76,883,000, respectively.
     Employee stock options to purchase approximately 40,221,000, 86,540,000 and 81,690,000 shares of common stock during fiscal 2004, 2003 and 2002, respectively, were outstanding but not included in the computation of diluted earnings per common share because the option exercise price was greater than the average market price of the common stock, and therefore, the effect on dilutive earnings per common share would have been anti-dilutive. Put options outstanding during fiscal 2004 to purchase 3,000,000 shares of common stock were not included in the earnings per common share computation for fiscal 2004 because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive (Note 7).

     Future Accounting Requirements
     In June 2004, the FASB issued EITF Issue No. 02-14, “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock.” EITF Issue No. 02-14 addresses whether the equity method of accounting applies when an investor does not have an investment in voting common stock of an investee but exercises significant influence through other means. EITF Issue No. 02-14 states that an investor should only apply the equity method of accounting when it has investments in either common stock or in-substance common stock of a corporation, provided that the investor has the ability to exercise significant influence over the operating and financial policies of the investee. The accounting provisions of EITF Issue No. 02-14 are effective for the first quarter of fiscal 2005. The Company is in the process of determining the effect, if any, the adoption of EITF Issue No. 02-14 will have on its financial statements.
     In March 2004, the FASB issued EITF Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” which provides new guidance for assessing impairment losses on debt and equity investments. Additionally, EITF Issue No. 03-1 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB delayed the accounting provisions of EITF Issue No. 03-1; however, the disclosure requirements remain effective and have been adopted for the Company’s year ended September 30, 2004. The Company will evaluate the effect, if any, of EITF Issue No. 03-1 when final guidance is released.
Note 2. Marketable Securities
     Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 30,		September 30,
	2004	2003	2004	2003
Held-to-maturity:
Certificates of deposit	$—	$5	$—	$—
U.S. Treasury and federal agency securities	—	1	70	130
Corporate bonds and notes	10	161	60	70

	10	167	130	200

Available-for-sale:
U.S. Treasury and federal agency securities	520	696	—	—
Foreign government bonds	8	—	—	—
Corporate bonds and notes	2,062	1,118	3	22
Mortgage and asset-backed securities	2,056	486	—	—
Non-investment grade debt securities	—	39	571	459
Equity mutual funds	—	—	296	—
Equity securities	112	10	653	130

	4,758	2,349	1,523	611

	$4,768	$2,516	$1,653	$811

     As of September 30, 2004, the contractual maturities of debt securities were as follows (in millions):

	Years to Maturity				No Single
	Less than	One to	Five to	Greater than	Maturity
	One Year	Five Years	Ten Years	Ten Years	Date	Total

Held-to-maturity	$10	$130	$—	$—	$—	$140
Available-for-sale	826	1,820	495	25	2,054	5,220

	$836	$1,950	$495	$25	$2,054	$5,360

     Securities with no single maturity date include mortgage- and asset-backed securities.

     Available-for-sale securities were comprised as follows at September 30 (in millions):

	Cost	Unrealized Gains	Unrealized Losses	Fair Value
2004
Equity securities	$1,003	$77	$(19)	$1,061
Debt securities	5,208	27	(15)	$5,220

Total	$6,211	$104	$(34)	$6,281

2003
Equity securities	$104	$37	$(1)	$140
Debt securities	2,758	69	(7)	2,820

Total	$2,862	$106	$(8)	$2,960

     The fair values of held-to-maturity debt securities at September 30, 2004 and 2003 approximate cost.
     For the years ended September 30, 2004, 2003 and 2002, the Company recorded realized gains and losses on sales of available-for-sale marketable securities as follows (in millions):

	Gross	Gross
	Realized	Realized	Net Realized
	Gains	Losses	Gains
2004	$105	$(17)	$88
2003	82	(13)	69
2002	23	(11)	12
     The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months, aggregated by investment category, at September 30, 2004 (in millions):

		Unrealized
	Fair Value	Losses
U.S. Treasury and federal agency securities	$309	$(1)
Corporate bonds and notes	1,261	(4)
Mortgage and asset-backed securities	559	(2)
Non-investment grade debt securities	108	(7)
Equity mutual funds	296	(7)
Equity securities	196	(13)

	$2,729	$(34)

     At September 30, 2004, the Company did not have any investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for more than 12 months.
     Investment Grade Debt Securities. The Company’s investments in investment grade debt securities consist primarily of investments in certificates of deposit, U.S. Treasury and federal agency securities, foreign government bonds, mortgage and asset-backed securities and corporate bonds and notes. The unrealized losses on the Company’s investments in investment grade debt securities were caused by interest rate increases. Due to the fact that the decline in market value is attributable to changes in interest rates and not credit quality, and because the severity and duration of the unrealized losses were not significant, the Company considered these unrealized losses to be temporary at September 30, 2004.
     Non-Investment Grade Debt Securities. The Company’s investments in non-investment grade debt securities consist primarily of investments in corporate bonds. The unrealized losses on the Company’s investment in non-investment grade debt securities were caused by credit quality and industry or company specific events. Because the severity and duration of the unrealized losses were not significant, the Company considered these unrealized losses to be temporary at September 30, 2004.
     Marketable Equity Securities. The Company’s investments in marketable equity securities consist primarily of investments in common stock of large companies and equity mutual funds. The unrealized losses on the Company’s investment in marketable equity securities were caused by overall equity market volatility and industry specific events. The duration and severity of the unrealized losses in relation to the carrying amounts of the individual investments were consistent with typical equity market volatility. Current market forecasts support a recovery of fair value up to (or beyond) the cost of the investment within a reasonable period of time. Accordingly, the Company considered these unrealized losses to be temporary at September 30, 2004.
Note 3. Composition of Certain Financial Statement Captions
     Accounts Receivable

	September 30,
	2004	2003
	(In millions)
Trade, net of allowance for doubtful accounts of $5 and $12, respectively	$529	$461
Long-term contracts:
Billed	11	10
Unbilled	3	7
Other	38	6

	$581	$484

     Unbilled receivables represent costs and profits recorded in excess of amounts billable pursuant to contract provisions and are expected to be realized within one year.
     Net accounts receivable were reduced by $22 million from September 30, 2003 as a result of discontinued operations (Note 11).
     Finance Receivables
     Finance receivables, which are included in other assets, result from arrangements in which the Company has agreed to provide its customers or certain CDMA customers of Telefonaktiebolaget LM Ericsson (Ericsson) with long-term interest bearing debt financing for the purchase of equipment and/or services. Finance receivables were comprised as follows:

	September 30,
	2004	2003
	(In millions)
Finance receivables	$3	$205
Allowances	(1)	(18)

	2	187
Current maturities, net	2	5

Noncurrent finance receivables, net	$—	$182

     At September 30, 2004 and 2003, the fair value of finance receivables approximated $2 million and $198 million, respectively. The fair value of finance receivables is estimated by discounting the future cash flows using current interest rates at which similar financing would be provided to similar customers for the same remaining maturities.
     The Company had various financing arrangements, including a bridge loan facility, an equipment loan facility, and interim and additional interim loan facilities, with Pegaso Comunicaciones y Sistemas S.A. de C.V., a wholly owned subsidiary of Pegaso Telecomunicaciones, S.A. de C.V., a CDMA wireless operator in Mexico (collectively referred to as Pegaso). On September 10, 2002, Telefónica Móviles (Telefónica) acquired a 65% controlling interest in Pegaso. On October 10, 2002, Pegaso paid $82 million in full satisfaction of the interim and additional interim loans. On November 8, 2002, Pegaso paid $435 million in full satisfaction of the bridge loan facility. The Company used approximately $139 million of the bridge loan proceeds to purchase outstanding vendor debt owed by Pegaso to other lenders. On June 13, 2003, Pegaso prepaid $281 million of the equipment loan facility, including accrued interest, in accordance with certain terms of the equipment loan facility. On December 15, 2003, Pegaso prepaid $193 million, including accrued interest, in full satisfaction of the equipment loan facility. The Company recognized

$12 million, $41 million and $9 million in interest income related to the Pegaso financing arrangements during fiscal 2004, 2003 and 2002, respectively, including $10 million and $23 million of deferred interest income recorded as a result of the prepayments in fiscal 2004 and 2003, respectively.
     A long-term financing commitment for $346 million under an arrangement with Ericsson expired on November 6, 2003. At September 30, 2004, the Company has a remaining commitment to extend up to $118 million in long-term financing to certain CDMA customers of Ericsson. The funding of this commitment, if it occurs, is not subject to a fixed expiration date and is subject to the CDMA customers meeting conditions prescribed in the financing arrangement and, in certain cases, to Ericsson also financing a portion of such sales and services. Financing under this arrangement is generally collateralized by the related equipment. The commitment represents the maximum amount to be financed; actual financing may be in lesser amounts.
     Inventories

	September 30,
	2004	2003
	(In millions)
Raw materials	$20	$18
Work-in-process	3	3
Finished goods	131	89

	$154	$110

     Inventories were reduced by $8 million from September 30, 2003 as a result of discontinued operations (Note 11).
     Property, Plant and Equipment

	September 30,
	2004	2003
	(In millions)
Land	$47	$47
Buildings and improvements	413	338
Computer equipment	430	379
Machinery and equipment	413	449
Furniture and office equipment	24	22
Leasehold improvements	54	43

	1,381	1,278

Less accumulated depreciation and amortization	(706)	(656)

	$675	$622

     Depreciation and amortization expense from continuing operations related to property, plant and equipment for fiscal 2004, 2003 and 2002 was $133 million, $117 million and $93 million, respectively. The gross and net carrying values of property, plant and equipment were reduced by $170 million and $103 million, respectively, from September 30, 2003 as a result of discontinued operations (Note 11).
     At September 30, 2004 and 2003, buildings and improvements and leasehold improvements with a net book value of $38 million and $66 million, respectively, including accumulated depreciation and amortization of $27 million and $52 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others in each of the next five years from fiscal 2005 to 2009 are $10 million, $9 million, $9 million, $7 million and $1 million, respectively.
     Intangible Assets
     Starting in fiscal 2003, the Company no longer records goodwill amortization (Note 1). The Company’s reportable segment assets do not include goodwill (Note 10). The Company allocates goodwill to its reporting units for annual testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable segments at September 30, 2004 as follows: $268 million in QUALCOMM CDMA Technologies, $73 million in QUALCOMM Technology Licensing and $15 million in QUALCOMM Wireless & Internet.
     The components of purchased intangible assets, which are included in other assets, were as follows (in millions):

	September 30,
	2004		2003
	Gross Carrying	Accumulated	Gross Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Wireless licenses	$77	$(11)	$174	$(8)
Marketing-related	21	(8)	21	(7)
Technology-based	77	(37)	36	(27)
Customer-related	15	(12)	17	(16)
Other	7	(1)	8	(1)

Total intangible assets	$197	$(69)	$256	$(59)

     The gross carrying values of wireless licenses, customer-related intangible assets and marketing-related intangible assets were reduced by $105 million, $5 million and $1 million, respectively, from September 30, 2003 as a result of discontinued operations (Note 11). During fiscal 2003, the Company recorded a $34 million impairment loss in its QUALCOMM Strategic Initiatives segment on its wireless licenses in Australia due to developments that affected potential strategic alternatives for using the spectrum. The impairment loss recognized was the difference between the assets’ carrying values and their estimated fair values.
     All of the Company’s purchased intangible assets other than goodwill are subject to amortization. Amortization expense from continuing operations for fiscal 2004, 2003 and 2002 was $17 million, $18 million and $14 million, respectively. Amortization expense related to these intangible assets is expected to be $14 million in fiscal 2005, $14 million in fiscal 2006, $13 million in fiscal 2007, $9 million in fiscal 2008 and $8 million in fiscal 2009.
     Capitalized software development costs, which are included in other assets, were $44 million and $36 million at September 30, 2004 and 2003, respectively. Accumulated amortization on capitalized software was $39 million and $26 million at September 30, 2004 and 2003, respectively. Amortization expense from continuing operations related to capitalized software for fiscal 2004, 2003 and 2002 was $13 million, $12 million and $10 million, respectively.
Note 4. Investments in Other Entities
     Inquam Limited
     The Company has invested $200 million in the convertible preferred shares of Inquam Limited (Inquam) for an approximate 42% ownership interest in Inquam. Inquam owns, develops and manages wireless communications systems, either directly or indirectly, with the intent of deploying CDMA-based technology, primarily in Europe. Starting in the third quarter of fiscal 2003, the Company and another investor (the Other Investor) also extended $117 million in bridge loan financings to Inquam, including $31 million in bridge loan funding put in place during fiscal 2004. The Company funded its approximate $58 million share of these bridge loans and had no remaining funding commitment at September 30, 2004. Inquam is a variable interest entity. The Company does not consolidate Inquam because it is not the primary beneficiary. The Company uses the equity method to account for its investment in Inquam. The Company recorded $59 million, $99 million and $45 million in equity in losses of Inquam during fiscal 2004, 2003 and 2002, respectively. At September 30, 2004 and 2003, the Company’s equity and debt investments in Inquam totaled $42 million and $68 million, net of equity in losses, respectively. The carrying amount of the Company’s investment in Inquam exceeded its underlying equity in the net assets of Inquam by $8 million and $9 million, at September 30, 2004 and 2003, respectively.
     On September 22, 2003, the Company agreed, along with the Other Investor, to guarantee the payment of amounts due by Inquam under a bank credit agreement. During fiscal 2004, the Company and the Other Investor agreed to extend the guarantee and increase the maximum amount subject to the guarantee to $55 million. The Company’s maximum liability under the guarantee is limited to an amount equal to 50% of the amounts outstanding under Inquam’s credit agreement, up to a maximum of approximately $28 million. Amounts outstanding under the bank credit agreement totaled $53 million as of September 30, 2004. The guarantee expires on November 30, 2004 when the bank credit facility matures. Inquam is currently working with the bank and other potential lenders to secure long-term “take out” financing to repay the existing loan on the maturity date. It is possible that the Company and the Other Investor may provide additional guarantees in connection with such take out financing.
     During the first quarter of fiscal 2005, the Company and the Other Investor committed to fund an additional $2 million each. While the Company has no other obligations to provide funding to Inquam, the Company continues to have active discussions with Inquam and the Other Investor concerning the necessary funding for all or a part of Inquam’s business plan, potential restructuring and investment by other parties. While the Company may provide some additional funding and/or credit support in furtherance of Inquam’s business plan, the amount and form of such support is unknown, and none will be provided without commensurate support or consideration being provided by the Other Investor.
     Inquam’s summarized financial information, derived from its unaudited financial statements, is as follows (in millions):

	September 30,
	2004	2003
Balance sheet:
Current assets	$40	$45
Noncurrent assets	152	173

Total assets	$192	$218

Current liabilities	$123	$98
Noncurrent liabilities	132	47

Total liabilities	$255	$145

	Years Ended September 30,
	2004	2003	2002
Income statement:
Net revenues	$88	$50	$18

Gross profit (loss)	35	(2)	(9)

Net loss	$(136)	$(205)	$(104)

     Other
     Other strategic equity investments as of September 30, 2004 and 2003 totaled $123 million and $87 million, respectively, including $50 million and $33 million, respectively, accounted for using the cost method. Differences between the carrying amounts of certain other strategic equity method investments and the Company’s underlying equity in the net assets of those investees, consisting of acquisition related goodwill and intangible assets accounted for in accordance with FAS 142, were not significant at September 30, 2004 and 2003. At September 30, 2004, effective ownership interests in these investees ranged from less than 1% to 50%.
     Summarized financial information regarding the Company’s principal equity method investments, excluding Inquam, derived from their unaudited financial statements, follows. These investments are primarily noncontrolling interests in early stage companies and venture funds. Information is presented in the aggregate, and net loss is generally presented from the acquisition date (in millions):

	September 30,
	2004	2003
Current assets	$100	$82
Noncurrent assets	236	41

Total assets	$336	$123

Current liabilities	$21	$—
Noncurrent liabilities	86	1

Total liabilities	$107	$1

	Years Ended September 30,
	2004	2003	2002
Income statement:
Net revenues	$5	$—	$—

Gross loss	(16)	—	—

Net loss	$(38)	$(41)	$(64)

     Funding commitments related to these investments total $19 million at September 30, 2004, which the Company expects to fund through fiscal 2009. Such commitments are subject to the investees meeting certain conditions; actual equity funding may be in lesser amounts. An investee’s failure to successfully develop and provide competitive products and services due to lack of financing, market demand or an unfavorable economic environment could adversely affect the value of the Company’s investment in the investee. There can be no assurance that the investees will be successful in their efforts.
Note 5. Investment Income (Expense)
     Investment income (expense) for the years ended September 30 was comprised as follows (in millions):

	2004	2003*	2002*
Interest income	$175	$158	$128
Interest expense	(2)	(2)	(1)
Net realized gains on marketable securities	88	73	12
Net realized gains (losses) on other investments	—	7	(10)
Other-than-temporary losses on marketable securities	(12)	(100)	(206)
Other-than-temporary losses on other investments	—	(28)	(25)
Gains (losses) on derivative instruments	7	(3)	(58)
Minority interest in income of consolidated subsidiaries	—	—	(1)
Equity in losses of investees	(72)	(113)	(57)

	$184	$(8)	$(218)

* As adjusted (Note 11).
     During fiscal 2004 and 2003, management determined that declines in the market value of the Company’s investment in Korea Telecom Freetel Co., Ltd. (KTF), a wireless operator in South Korea, were other than temporary. In reaching this conclusion, the decline in stock value as a percentage of the original cost and the length of time in which the market value of the investment had been below its original cost were considered. As a result, the Company recorded $10 million and $81 million in other-than-temporary losses on marketable securities in fiscal 2004 and 2003, respectively. The Company holds 4,416,000 common shares of KTF as of September 30, 2004. The fair value of the common shares was $72 million at September 30, 2004.
     During fiscal 2002, management determined that declines in the market values of the Company’s investments in Leap Wireless International, Inc. (Leap Wireless) were other than temporary when those values declined significantly due to unfavorable business developments. Subsequently, Leap Wireless filed for Chapter 11 bankruptcy protection in April 2003. The Company recorded $180 million in other-than-temporary losses on marketable securities related to its debt and equity investments in Leap Wireless during fiscal 2002. The Company also recorded $59 million in losses related to changes in the fair values of Leap Wireless derivative instruments for fiscal 2002. In fiscal 2004, Leap Wireless emerged from bankruptcy. As a result, the Company received a distribution comprised of $19 million in cash and $16 million in equity in Leap Wireless in exchange for its debt investments, and the Company recorded $34 million in net realized gains on marketable securities in fiscal 2004. The Company’s equity and derivative instruments in Leap Wireless were cancelled without consideration. The fair value of the Company’s new equity investment in Leap Wireless was $14 million at September 30, 2004.
Note 6. Income Taxes
     The components of the income tax provision for the years ended September 30 were as follows (in millions):

	2004	2003	2002
Current provision:
Federal	$115	$299	$5
State	60	57	7
Foreign	157	119	86

	332	475	98

Deferred provision:
Federal	227	45	(3)
State	29	16	2

	256	61	(1)

	$588	$536	$97

     The components of earnings from continuing operations before income taxes for the years ended September 30 were as follows (in millions):

	2004	2003	2002
United States	$1,571	$1,163	$453
Foreign	742	402	169

Earnings from continuing operations before income taxes	$2,313	$1,565	$622

     The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision for the years ended September 30 (in millions):

	2004	2003	2002
Expected income tax provision at federal statutory tax rate	$809	$548	$218
State income tax provision, net of federal benefit	91	61	32
Goodwill amortization	—	—	97
Other permanent differences	—	8	5
Foreign income taxed at other than U.S. rates	(215)	(59)	(37)
Valuation allowance	(44)	—	(189)
Tax credits	(49)	(32)	(26)
Other	(4)	10	(3)

Actual income tax provision	$588	$536	$97

     The Company did not provide for United States income taxes and foreign withholding taxes on a cumulative total of approximately $1.5 billion of undistributed earnings from certain non-United States subsidiaries permanently invested outside the United States. Should the Company repatriate foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the Company would repatriate the earnings. The Company is currently studying the impact of the one-time favorable foreign dividend provisions enacted on October 22, 2004, as part of the American Jobs Creation Act of 2004, and may decide to repatriate future earnings of some of its foreign subsidiaries. However, the decision to repatriate would relate solely to future earnings to be generated after the date such decision was made.

     At September 30, 2004 and 2003, the Company had net deferred tax assets as follows (in millions):

	2004	2003
Accrued liabilities, reserves and other	$139	$599
Deferred revenues	133	172
Unrealized losses on marketable securities	5	—
Unused net operating losses	—	309
Capital loss carryover	249	150
Tax credits	454	345
Unrealized losses on investments	169	228

Total gross deferred assets	1,149	1,803
Valuation allowance	(139)	(660)

Total net deferred assets	1,010	1,143

Purchased intangible assets	(8)	(2)
Deferred contract costs	(26)	(43)
Unrealized gains on marketable securities	(33)	(39)
Other basis differences	(43)	(41)

Total deferred liabilities	$(110)	$(125)

     Gross deferred tax assets and valuation allowance each decreased by $495 million from September 30, 2003, primarily as a result of discontinued operations (Note 11), with no net effect on net deferred tax assets.
     The Company reversed approximately $1.1 billion of its valuation allowance on substantially all of its United States deferred tax assets during fiscal 2003 as a credit to stockholders’ equity. The Company believes it, more likely than not, will have sufficient taxable income after stock option related deductions to utilize its net deferred tax assets. As of September 30, 2004, the Company has provided a valuation allowance on net capital losses in the amount of $139 million. This valuation allowance reflects the uncertainty surrounding the Company’s ability to generate sufficient capital gains to utilize all capital losses.
     At September 30, 2004, the Company had unused federal and state income tax credits of $658 million and $78 million, respectively, generally expiring from 2005 through 2024. The Company does not expect these credits to expire unused.
     Cash amounts paid for income taxes, net of refunds received, were $127 million, $125 million and $89 million for fiscal 2004, 2003 and 2002, respectively. The income taxes paid primarily relate to foreign withholding taxes.
Note 7. Capital Stock
     Preferred Stock
     The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 1,500,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock and reserved such shares for issuance upon exercise of the preferred share purchase rights. At September 30, 2004 and 2003, no shares of preferred stock were outstanding.
     Preferred Share Purchase Rights Plan
     The Company has a Preferred Share Purchase Rights Plan (Rights Plan) to protect stockholders’ rights in the event of a proposed takeover of the Company. Under the Rights Plan, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Plan, each Right entitles the registered holder to purchase from the Company a one one-hundredth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $250. In November 1999, the Rights Plan was amended to provide that the purchase price be set at $400. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 15% or more of the Company’s outstanding shares of common stock. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice such purchase price. The Rights, which expire on September 25, 2005, are redeemable in whole, but not in part, at the Company’s option at any time for a price of $0.005 per Right.
     Stock Repurchase Program
     On February 10, 2003, the Company authorized the expenditure of up to $1 billion to repurchase shares of the Company’s common stock over a two-year period. During fiscal 2003, the Company bought 9,830,000 shares at a net aggregate cost of $158 million. While the Company did not repurchase any of the Company’s common stock under this program during fiscal 2004, the Company continues to evaluate repurchases under this program. At September 30, 2004, $834 million remains authorized for repurchases under the program. Repurchased shares are retired upon repurchase.
     In connection with the Company’s stock repurchase program, the Company sold put options under three separate contracts with independent third parties during fiscal 2004 that may have required the Company to purchase 3,000,000 shares of its common stock upon exercise. The Company accounted for the written put options in accordance with Statement of Financial Standards No. 150 (FAS 150), “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” In the event the put options were exercised, the contracts required that the options be physically settled in cash. The Company determined that the put options should be classified as liabilities in accordance with FAS 150. As such, the Company recorded the $5 million in premiums received as additions to other current liabilities, and changes in the fair values of the put options were recognized in the Company’s statement of operations. The Company repurchased all of the put options during fiscal 2004. The net gain recorded in investment income related to the put options, including premiums received, during fiscal 2004 was $5 million.
     During fiscal 2003, the Company sold put options under three separate contracts with independent third parties that required the Company to purchase 3,000,000 shares of its common stock upon exercise. All of these put options expired unexercised. The Company classified the put options as permanent equity in accordance with Emerging Issues Task Force Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” which was subsequently amended by FAS 150. As such, the Company recorded the $7 million in premiums received as paid-in capital.
     Dividends
     On February 11, 2003, the Company announced its first common stock dividend of $0.025 per share. On July 16, 2003, the Company announced an increase in its quarterly dividend from $0.025 to $0.035 per share on common stock. On March 2, 2004, the Company announced an increase in its quarterly dividend from $0.035 to $0.050 per share on common stock. On July 13, 2004, the Company announced an increase in its quarterly dividend from $0.050 to $0.070 per share on common stock. Cash dividends announced in fiscal 2004 and 2003 were as follows (in millions, except per share data):

	2004		2003
	Per Share	Total	Per Share	Total
First quarter	$0.070	$112	$—	$—
Second quarter	0.050	81	0.025	39
Third quarter	—	—	0.025	40
Fourth quarter	0.070	114	0.035	56

Total	$0.190	$307	$0.085	$135

Note 8. Employee Benefit Plans
     Employee Savings and Retirement Plan
     The Company has a 401(k) plan that allows eligible employees to contribute up to 50% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense for fiscal 2004, 2003 and 2002 was $21 million, $20 million and $20 million, respectively.
     Stock Option Plans
     The Company may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant.

The 2001 Stock Option Plan (the 2001 Plan) was adopted and replaced the 1991 Stock Option Plan (the 1991 Plan), which expired in August 2001. Options granted under the 1991 Plan remain outstanding until exercised or cancelled. The shares reserved under the 2001 Plan were equal to the number of shares available for future grant under the 1991 Plan on the date the 2001 Plan was approved by the Company’s stockholders. At that date, approximately 101,083,000 shares were available for future grants under the 2001 Plan. In fiscal 2004, the Company reserved another 64,000,000 shares for future grants under the 2001 Plan. The Company may terminate the 2001 Plan at any time. The 2001 Plan provides for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over periods not exceeding six years and are exercisable for up to 10 years from the grant date. At September 30, 2004, options for approximately 120,860,000 shares under both plans were exercisable at prices ranging from $1.40 to $86.19 per share for an aggregate exercise price of $2.1 billion.
     The Company has adopted the 2001 Non-Employee Directors’ Stock Option Plan (the 2001 Directors’ Plan), which replaced the 1998 Non-Employee Directors’ Stock Option Plan (the 1998 Directors’ Plan). Options granted under the 1998 Directors’ Plan remain outstanding until exercised or cancelled. The shares reserved under the 2001 Directors’ Plan are equal to the number of shares available for future grant under the 1998 Directors’ Plan on the date the 2001 Directors’ Plan was approved by the Company’s stockholders. At that date, 4,100,000 shares were available for future grants under the 2001 Directors’ Plan. The Company may terminate the 2001 Directors’ Plan at any time. This plan provides for non-qualified stock options to be granted to non-employee directors at fair market value, vesting over periods not exceeding five years and are exercisable for up to 10 years from the grant date. At September 30, 2004, options for approximately 3,232,000 shares under both plans were exercisable at prices ranging from $2.91 to $66.50 per share for an aggregate exercise price of $30 million.
     A summary of stock option transactions for the plans follows (number of shares in thousands):

	Options	Options Outstanding
	Shares		Exercise Price Per Share
	Available	Number		Weighted
	for Grant	of Shares	Range	Average
Balance at September 30, 2001	95,778	216,350	$0.01 to $86.19	$11.10
Plan shares expired	(62)	—	—	—
Options granted	(53,050)	53,050	12.81 to 30.02	24.35
Options cancelled	6,202	(6,202)	0.51 to 70.81	25.40
Options exercised	—	(28,650)	0.01 to 25.91	2.84

Balance at September 30, 2002	48,868	234,548	$0.07 to $86.19	$14.73
Plan shares expired	(4)	—	—	—
Options granted	(33,664)	33,664	14.55 to 22.87	17.42
Options cancelled	8,546	(8,546)	0.79 to 73.94	24.15
Options exercised	—	(46,694)	0.15 to 19.57	3.28

Balance at September 30, 2003	23,746	212,972	$0.07 to $86.19	$17.28
Additional shares reserved	64,000	—	—	—
Options granted	(31,252)	31,252	21.50 to 40.40	27.19
Options cancelled	4,420	(4,420)	2.30 to 70.00	28.15
Options exercised	—	(36,220)	0.14 to 37.34	7.85

Balance at September 30, 2004	60,914	203,584	$0.07 to $86.19	$20.25

     Information about fixed stock options outstanding at September 30, 2004 follows (number of shares in thousands):

	Options Outstanding			Options Exercisable
		Weighted
		Average
		Remaining	Weighted		Weighted
		Contractual	Average		Average
Range of	Number	Life	Exercise	Number	Exercise
Exercise Prices	of Shares	(In Years)	Price	of Shares	Price
$0.07 to $3.37	28,449	2.11	$2.59	28,424	$2.59
$3.38 to $9.63	31,466	3.71	4.43	31,454	4.43
$11.92 to $17.47	28,412	7.99	16.33	9,952	16.13
$17.48 to $22.44	31,812	8.54	20.44	8,056	19.70
$22.77 to $29.21	36,792	6.97	27.18	20,331	27.05
$29.31 to $34.80	27,319	7.75	33.36	10,887	33.77
$34.88 to $86.19	19,334	5.88	45.64	15,546	46.32

	203,584	6.18	$20.25	124,650	$17.41

     There were approximately 129,990,000 options exercisable with a weighted average exercise price of $13.42 per share at September 30, 2003. There were approximately 137,876,000 options exercisable with a weighted average exercise price of $8.97 per share at September 30, 2002.
     Information about stock options outstanding at September 30, 2004 with exercise prices less than or above $38.25 per share, the closing price at September 30, 2004, follows (number of shares in thousands):

	Exercisable		Unexercisable		Total
		Weighted		Weighted		Weighted
		Average		Average		Average
	Number	Exercise	Number	Exercise	Number	Exercise
Stock Options	of Shares	Price	of Shares	Price	of Shares	Price
Less than $38.25	109,448	$13.36	75,967	$23.94	185,415	$17.70
Above $38.25	15,202	46.53	2,967	44.81	18,169	46.25

Total outstanding	124,650	$17.41	78,934	$24.73	203,584	$20.25

     Employee Stock Purchase Plans
     The Company has two employee stock purchase plans for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. The 2001 Employee Stock Purchase Plan authorizes up to approximately 24,309,000 shares to be granted. The 1996 Non-Qualified Employee Stock Purchase Plan authorizes up to 400,000 shares to be granted. During fiscal 2004, 2003 and 2002, shares totaling approximately 2,205,000, 2,744,000 and 2,300,000 were issued under the plans at an average price of $18.60, $13.20 and $15.73 per share, respectively. At September 30, 2004, approximately 17,232,000 shares were reserved for future issuance.
     Executive Retirement Plans
     The Company has voluntary retirement plans that allow eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, the Company matches up to 10% of the participants’ deferral in Company common stock based on the then-current market price, to be distributed to the participant upon eligible retirement. The income deferred and the Company match held in trust are unsecured and subject to the claims of general creditors of the Company. Company contributions begin vesting based on certain minimum participation or service requirements, and are fully vested at age 65. Participants who terminate employment forfeit their unvested shares. All shares forfeited are used to reduce the Company’s future matching contributions. The plans authorize up to 1,600,000 shares to be allocated to participants at any time. During fiscal 2004, 2003 and 2002, approximately

108,000, 89,000 and 88,000 shares, respectively, were allocated under the plans. The Company recorded $5 million, $2 million and $2 million in compensation expense during fiscal 2004, 2003 and 2002, respectively, related to its net matching contributions to the plans. At September 30, 2004, approximately 331,000 shares were reserved for future allocation.
Note 9. Commitments and Contingencies
     Litigation
     Schwartz, et al v. QUALCOMM: In fiscal 2001, 87 former QUALCOMM employees filed a lawsuit against the Company in the District Court for Boulder County, Colorado, alleging claims for intentional misrepresentation, nondisclosure and concealment, violation of C.R.S. Section 8-2-104 (obtaining workers by misrepresentation), breach of contract, breach of the implied covenant of good faith and fair dealing, promissory estoppel, negligent misrepresentation, unjust enrichment, violation of California Labor Code Section 970, violation of California Civil Code Sections 1709-1710, rescission, violation of California Business & Professions Code Section 17200 and violation of California Civil Code Section 1575. The complaint seeks economic, emotional distress and punitive damages and unspecified amounts of interest. On November 29, 2001, the Court granted the Company’s motion to dismiss 17 of the plaintiffs from the lawsuit. Subsequently, the Court dismissed three other plaintiffs from the lawsuit. On November 18, 2002, the Court granted the Company’s motion to dismiss 61 of the remaining 67 plaintiffs from the lawsuit. The Company subsequently resolved the matters with the remaining plaintiffs. Those plaintiffs whose claims were dismissed have appealed. Oral argument on the appeal occurred on October 26, 2004, and no decision has been received.
     Hanig et al. v. QUALCOMM, Boesel, et al v. QUALCOMM, Stone v. QUALCOMM, Ortiz et al v. QUALCOMM, Shannon et al. v. QUALCOMM, Deshon et al v. QUALCOMM, Earnhart et al. v. QUALCOMM: These cases, the first of which was filed in fiscal 2001, were filed in San Diego County Superior Court by over 100 former employees, alleging claims for declaratory relief, breach of contract, intentional/negligent fraud, concealment, rescission, specific performance, work, labor and services, breach of the implied covenant of good faith and fair dealing, violation of California Business & Professions Code Section 17200 and unjust enrichment, claiming that they were entitled to full vesting of unvested stock options as a result of the sale of the Company’s infrastructure business to Ericsson in 1999. The Company has answered the complaints, which have been consolidated, and discovery is ongoing. On July 16, 2004, the Court granted the Company’s summary adjudication motion, dismissing plaintiffs’ breach of contract claims.
     Durante, et al v. QUALCOMM: On February 2, 2000, three former QUALCOMM employees filed a putative class action against the Company, ostensibly on behalf of themselves and those former employees of the Company whose employment was terminated in April 1999. Virtually all of the purported class of plaintiffs received severance packages at the time of the termination of their employment, in exchange for a release of claims, other than federal age discrimination claims, against the Company. The complaint was filed in California Superior Court in and for the County of Los Angeles and purports to state 10 causes of action including breach of contract, age discrimination, violation of Labor Code Section 200, violation of Labor Code Section 970, unfair business practices, intentional infliction of emotional distress, unjust enrichment, breach of the covenant of good faith and fair dealing, declaratory relief and undue influence. The complaint seeks an order accelerating all unvested stock options for the members of the class, plus economic and liquidated damages of an unspecified amount. On June 27, 2000, the case was ordered transferred from Los Angeles County Superior Court to San Diego County Superior Court. On July 3, 2000, the Company removed the case to the United States District Court for the Southern District of California, and discovery commenced. On May 29, 2001, the Court dismissed all plaintiffs’ claims except for claims arising under the federal Age Discrimination in Employment Act. On July 16, 2001, the Court granted conditional class certification on the remaining claims, to be revisited by the Court at the end of the discovery period. On April 15, 2003, the Court granted the Company’s summary judgment motions as to all remaining class members’ disparate impact claims. On June 18, 2003, the Court ordered decertification of the class and dismissed the remaining claims of the opt-in plaintiffs without prejudice. Plaintiffs have filed an appeal. On June 20, 2003, 76 of the opt-in plaintiffs filed an action in Federal District Court for the Southern District of California, alleging violations of the Age Discrimination in Employment Act as a result of their layoffs in 1999. To date, the complaint has not been served.
     Zoltar Satellite Alarm Systems, Inc. v. QUALCOMM, Inc. and SnapTrack, Inc.: On March 30, 2001, Zoltar Satellite Alarm Systems, Inc. (Zoltar) filed suit against QUALCOMM and SnapTrack, Inc. (SnapTrack), a QUALCOMM wholly-owned subsidiary, in the United States District Court for the Northern District of California seeking damages and injunctive relief and alleging infringement of three patents. On August 27, 2001, Zoltar filed an amended complaint adding Sprint Corp. as a named defendant and narrowing certain infringement claims against QUALCOMM and SnapTrack. Since then, Zoltar has dismissed Sprint Corp. as a defendant. Trial of this matter commenced on February 24, 2004. On March 25, 2004, the jury reached a unanimous verdict of no infringement in favor of the Company and SnapTrack on six of the seven patent claims asserted by Zoltar. On July 26, 2004, the Court found no infringement on the remaining patent claim asserted by Zoltar and entered a judgment in favor of the Company and SnapTrack on Zoltar’s complaint and awarded the Company and SnapTrack their costs of suit. Zoltar has noticed an appeal and the Company and SnapTrack have filed a responsive notice.
     Texas Instruments Incorporated v. QUALCOMM Incorporated: On July 25, 2003, the Company filed an action in Delaware Superior Court against Texas Instruments Incorporated for breach of a patent portfolio license agreement between the parties, seeking damages and other relief. On September 23, 2003, Texas Instruments filed an action in Delaware Chancery Court against the Company alleging breach of the same agreement, seeking damages and other relief. The Company has since dismissed its case in Superior Court and refiled its claims as part of the action in the Chancery Court. In a written order dated July 14, 2004, the Court granted QUALCOMM’s summary judgment motion, dismissing all of Texas Instruments’ claims against QUALCOMM. In addition, the Court ruled that Texas Instruments had breached the patent portfolio license agreement, though the breach was non-material, and therefore Texas Instruments’ license under the agreement would not be forfeited. The Court held a one-day bench trial on August 16, 2004, on the Company’s claim that Texas Instruments breached the agreement between the parties by pursuing the claims previously dismissed by the Court. Although the Court had already found that the claims brought by Texas Instruments were barred by the agreement, the Court declined to find that bringing the claims constituted a breach of the agreement by Texas Instruments and, therefore, found against the Company on the sole remaining claim in the case. On October 22, 2004, the Company filed a notice of appeal.
     QUALCOMM Incorporated v. Conexant Systems, Inc. and Skyworks Solutions Inc.: On October 8, 2002, the Company filed an action in the United States District Court for the Southern District of California against Conexant and Skyworks alleging infringement of five patents and misappropriation of trade secrets and seeking damages and injunctive relief. On December 4, 2003, Skyworks answered and counterclaimed against QUALCOMM, alleging infringement of four patents and misappropriation of trade secrets and seeking damages and injunctive relief. On April 30, 2004, the Court granted the Company’s motion to dismiss defendants’ inequitable conduct affirmative defenses and counterclaims. The Company filed an amended complaint on June 16, 2004, bringing the total number of the Company’s patents at issue to eight and maintaining the trade secret misappropriation claim. On July 16 and 20, 2004, Conexant and Skyworks answered the Company’s amended complaint, reasserted claims based on alleged trade secret misappropriation and patent infringement and Skyworks also asserted counterclaims alleging violations of antitrust laws and unfair business practices. Conexant and Skyworks seek damages and other forms of relief. On September 21, 2004, the Company moved to stay the Skyworks antitrust and related counterclaims. That motion is pending. The Company believes the counterclaims are without merit. Claim construction hearings relating to the patents in the case are under way. Discovery in the matter is continuing.
     QUALCOMM Incorporated v. Maxim Integrated Products, Inc.: On December 2, 2002, the Company filed an action in the United States District Court for the Southern District of California against Maxim Integrated Products, Inc. (Maxim) alleging infringement of three patents and seeking damages and injunctive relief. The Company has since amended the complaint, bringing the total number of patents at issue to four. On May 5, 2004, the Court granted Maxim’s motion that no indirect infringement arose in connection with defendants’ sales of certain products to certain licensees of the Company. On June 21, 2004, the Court granted the Company’s motion to stay all of Maxim’s antitrust counterclaims and its patent misuse defense. On July 9, 2004, Maxim filed an Answer and Counterclaims to the Company’s Third Amended Complaint. Maxim’s amended counterclaims allege violation of antitrust laws and unfair business practices and seek damages and other relief. The Company believes the amended counterclaims are without merit and, if and when the Court’s stay is lifted, the Company will seek dismissal of those counterclaims as a matter of law. Claim construction hearings relating to the patents in the case are under way. Discovery in the matter is continuing.
     Other: The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in purported class action lawsuits (In re Wireless Telephone Frequency Emissions Products Liability Litigation, United States District Court for the District of Maryland), and in several individually filed actions, seeking personal injury, economic and/or punitive damages arising out of its sale of cellular phones. On March 5, 2003, the Court granted the defendants motions to dismiss five of the consolidated cases (Pinney, Gimpleson, Gillian, Farina and Naquin) on the grounds that the claims were preempted by federal law. On April 2, 2003, the plaintiffs filed a notice of appeal of this order and the Court’s order denying remand. All remaining cases filed against the Company allege personal injury as a result of their use of a wireless telephone. Those cases have been remanded to the Washington, D.C. Superior Court. The courts that have reviewed similar claims against other companies to date have held that there was insufficient scientific basis for the plaintiffs’ claims in those cases.
     Although there can be no assurance that unfavorable outcomes in any of the foregoing matters would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the claims are without merit and will vigorously defend the actions. The Company has not recorded any accrual for contingent liability associated with the legal proceedings described above based on the Company’s belief that a liability, while possible, is not probable. Further, any possible range of loss cannot be estimated at this time. The Company is engaged in numerous other legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.
     Operating Leases
     The Company leases certain of its facilities and equipment under noncancelable operating leases, with terms ranging from 2 to 10 years and with provisions for cost-of-living increases. Rental expense for fiscal 2004, 2003 and 2002 was $31 million, $34 million and $42 million, respectively. Future minimum lease payments in each of the next five years from fiscal 2005 through 2009 are $45 million, $32 million, $20 million, $7 million and $4 million, respectively, and $3 million thereafter.
     Purchase Obligations
     The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets and estimates its noncancelable obligations under these agreements to be approximately $885 million in fiscal 2005, $58 million in fiscal 2006, $2 million in fiscal 2007, $2 million in fiscal 2008 and $2 million in fiscal 2009. Of these amounts, commitments to purchase integrated circuit product inventories comprised $717 million in fiscal 2005 and $39 million in fiscal 2006.
     Letters of Credit and Other Financial Commitments
     In addition to the financing commitments to Ericsson (Note 3) and the Inquam guarantee commitment (Note 4), the Company had $1 million of letters of credit outstanding as of September 30, 2004, none of which were collateralized.
Note 10. Segment Information
     The Company is organized on the basis of products and services. The Company aggregates three of its divisions into the QUALCOMM Wireless & Internet segment. Reportable segments are as follows:
•	QUALCOMM CDMA Technologies (QCT) — develops and supplies CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning systems products;

•	QUALCOMM Technology Licensing (QTL) — grants licenses to use portions of the Company’s intellectual property portfolio, which includes certain patent rights essential to or useful in the manufacture and sale of CDMA products, and collects license fees and royalties in partial consideration for such licenses;

•	QUALCOMM Wireless & Internet (QWI) — comprised of:
o	QUALCOMM Internet Services (QIS) — provides technology to support and accelerate the convergence of the wireless data market, including its BREW product and services, QChat and QPoint;

o	QUALCOMM Government Technologies (QGOV) — formerly QUALCOMM Digital Media, provides development, hardware and analytical expertise to United States government agencies involving wireless communications technologies. Through June 2004, the QGOV division also provided services for the Digital Cinema business, which the Company is no longer pursuing; and

o	QUALCOMM Wireless Business Solutions (QWBS) — provides satellite and terrestrial-based two-way data messaging and position reporting services to transportation companies, private fleets, construction equipment fleets and other enterprise companies.
•	QUALCOMM Strategic Initiatives (QSI) — manages the Company’s strategic investment activities. QSI makes strategic investments to promote the worldwide adoption of CDMA products and services, including MediaFLO USA, Inc. (MediaFLO USA), the Company’s wholly-owned wireless multimedia operator subsidiary.
     As a result of the disposition of the remaining operations and assets related to the Vésper Operating Companies and TowerCo (Note 11), consolidated investees of QSI, the Company determined that the results of operations related to the Vésper Operating Companies and TowerCo should be presented as discontinued operations. QSI revenues and EBT for all prior periods have been adjusted to reflect the reclassification of revenues and EBT related to these consolidated investees to discontinued operations.
     During the second quarter of fiscal 2004, the Company reorganized its wholly-owned subsidiary SnapTrack, a developer of wireless position location technology. The Company previously presented all of the revenues and operating results of SnapTrack in the QCT segment. As a result of the reorganization of SnapTrack, revenues and operating results related to SnapTrack’s server software business (software for computer servers that allows operators to offer location-based services and applications) became part of the QIS division in the QWI segment. Revenues and operating results related to SnapTrack’s client business (the gpsOne hybrid assisted global positioning system wireless location technology that is embedded with the integrated circuit products) remain with the QCT segment. Prior period segment information has been adjusted to conform to the new segment presentation.
     Effective as of the beginning of fiscal 2005, the Company presents the operating results of its wireless multimedia operator subsidiary, MediaFLO USA, Inc., in the QSI segment. The development expenses related to the wireless multimedia operator business were included in reconciling items through the end of fiscal 2004. Also effective as of the beginning of fiscal 2005, the Company presents the revenues and operating results of a QWI division that develops and sells test tools to support the design, development, testing and deployment of infrastructure and subscriber products into the QCT segment. Prior period information below has been adjusted to conform to the fiscal 2005 segment presentation.
     The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT) from continuing operations, excluding certain impairment and other charges that are not allocated to the segments for management reporting purposes. EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Segment data includes intersegment revenues. All segment data in the tables below are reclassified for the changes discussed above.
     The table below presents revenues, EBT and total assets for reportable segments (in millions):

					Reconciling
	QCT*	QTL	QWI*	QSI*	Items*	Total*
2004
Revenues	$3,111	$1,331	$571	$—	$(133)	$4,880
EBT	1,048	1,195	19	(31)	82	2,313
Total assets	564	8	117	400	9,731	10,820
2003
Revenues	$2,428	$1,000	$484	$1	$(66)	$3,847
EBT	805	897	15	(168)	16	1,565
Total assets	311	155	92	839	7,425	8,822
2002
Revenues	$1,589	$847	$445	$2	$32	$2,915
EBT	437	756	(5)	(346)	(220)	622
Total assets	295	169	103	1,755	4,184	6,506

* As adjusted.
     QSI assets included $106 million, $116 million and $203 million related to investments in equity method investees at September 30, 2004, 2003 and 2002, respectively.

     Revenues from each of the Company’s divisions aggregated into the QWI reportable segment for the years ended September 30 were as follows (in millions):

	QWBS	QGOV	QIS*
2004	$414	$41	$116
2003	$356	$49	$79
2002	$338	$39	$68

* As adjusted.
     Other reconciling items for the years ended September 30 were comprised as follows (in millions):

	2004	2003*	2002*
Revenues
Elimination of intersegment revenue	$(153)	$(122)	$(85)
Other products	20	56	117

Reconciling items	$(133)	$(66)	$32

Earnings (loss) before income taxes
Unallocated amortization of goodwill and other acquisition-related intangible assets	$(3)	$(7)	$(258)
Unallocated research and development expenses	(23)	(36)	(23)
Unallocated selling, general, and administrative expenses	(38)	(38)	(13)
EBT from other products	(39)	(20)	(7)
Unallocated investment income, net	192	125	89
Intracompany eliminations	(7)	(8)	(8)

Reconciling items	$82	$16	$(220)

* As adjusted.
     Generally, revenues between segments are based on prevailing market rates for substantially similar products and services or an approximation thereof. Certain charges are allocated to the corporate functional department in the Company’s management reports based on the decision that those charges should not be used to evaluate the segments’ operating performance. Unallocated charges include amortization of acquisition-related intangible assets, research and development expenses and marketing expenses related to the development of the CDMA market that were not deemed to be directly related to the businesses of the segments.
     Specified items included in segment EBT for years ended September 30 were as follows (in millions):

	QCT*	QTL	QWI*	QSI*
2004
Revenues from external customers	$3,107	$1,200	$553	$—
Intersegment revenues	4	131	18	—
Interest income	—	3	1	14
2003
Revenues from external customers	$2,423	$898	$469	$1
Intersegment revenues	5	102	15	—
Interest income	—	2	1	45
2002
Revenues from external customers	$1,585	$780	$431	$2
Intersegment revenues	4	67	14	—
Interest income	2	2	1	26

* As adjusted.

     Effectively all equity in losses of investees (Note 5) were recorded in QSI in fiscal 2004, 2003 and 2002. Effectively all interest expense (Note 5) was recorded as corporate expense in reconciling items in fiscal 2004, 2003 and 2002.
     The Company distinguishes revenues from external customers by geographic areas based on customer location. Sales information by geographic area for the years ended September 30 was as follows (in millions):

	2004	2003*	2002*
United States	$1,016	$875	$914
South Korea	2,091	1,724	1,134
Japan	877	586	534
China	260	311	74
Brazil	31	36	22
Other foreign	605	315	237

	$4,880	$3,847	$2,915

* As adjusted (Note 11).
     Segment assets are comprised of accounts receivable, finance receivables and inventory for QCT, QTL and QWI. The QSI segment assets include marketable securities, accounts receivable, finance receivables, notes receivable, other investments and assets of consolidated investees. The QSI segment assets at September 30, 2003 and 2002 included $265 million and $391 million, respectively, in assets related to discontinued operations (Note 11). Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of cash, cash equivalents, marketable securities, property, plant and equipment, and goodwill. The net book value of long-lived assets located outside of the United States was $21 million, $117 million and $251 million at September 30, 2004, 2003 and 2002, respectively. Long-lived assets located outside of the United States were primarily in Brazil at September 20, 2003 and 2002 related to discontinued operations (Note 11).
Note 11. Discontinued Operations in the QSI Segment
     In fiscal 1999, the Company acquired ownership interests in Vésper São Paulo S.A. and Vésper S.A. (the Vésper Operating Companies). The Vésper Operating Companies were formed by a consortium of investors to provide fixed wireless and wireline telephone services in the northern, northeast and eastern regions of Brazil and in the state of São Paulo. In November 2001, the Company consummated a series of transactions resulting in an overall financial restructuring of the Vésper Operating Companies, which resulted in its holding direct and indirect controlling ownership interests in the Vésper Operating Companies. As a result, the Vésper Operating Companies were consolidated in the Company’s QSI segment.
     On December 2, 2003 (the Closing Date), Embratel Participações S.A. (Embratel) acquired the Company’s direct and indirect ownership interests in the Vésper Operating Companies (the Embratel sale transaction) for no consideration. The Vésper Operating Companies’ existing communication towers and related interests in tower site property leases (Vésper Towers) were not included in the Embratel sale transaction, and as such, the Company effectively retained, through a new wholly-owned subsidiary (TowerCo), ownership and control of the Vésper Towers. The Vésper Towers had a net book value of approximately $5 million on the Closing Date. Concurrent with the closing, the Vésper Operating Companies entered into a 10-year agreement (renewable at the Vésper Operating Companies’ option for up to two successive 5-year terms) whereby the Vésper Operating Companies would pay a monthly fee to the Company for use of aerial and ground space on the tower sites. The Company provided approximately $6 million to fund operations of the Vésper Operating Companies during the first quarter of fiscal 2004 prior to their sale and additionally provided approximately $39 million in aggregate funding to or for the benefit of the Vésper Operating Companies on or before the Closing Date to facilitate the Embratel sale transaction. Such funding enabled the Vésper Operating Companies to completely extinguish their existing local bank debt (at an agreed discount) to allow the Company to retain ownership of the Vésper Towers free and clear of any local bank security interest. The major classes of assets and liabilities sold in the Embratel sale transaction included: $25 million in accounts receivable, $5 million in inventory, $24 million in other current assets, $95 million in property, plant and equipment, $6 million in other assets, $52 million in accounts payable, $5 million in payroll and other benefits related liabilities, $6 million in unearned revenue, $1 million in other current liabilities, $14 million in long-term debt and $3 million in other liabilities. The Company realized a net loss of $52 million on the Embratel sale transaction during the first quarter of fiscal 2004, including a $74 million loss on the net assets sold to Embratel and a $46 million loss related to the recognition of cumulative foreign currency translation losses previously included in stockholders’ equity, partially offset by $68 million in gains related to the extinguishment of local bank debt and the settlement of other liabilities.
     On November 19, 2002, the Company won bids to acquire personal mobile service (SMP) licenses in certain regions of Brazil. Approximately $8 million of the approximate $82 million purchase price for the SMP licenses was paid in December 2002. The remaining Brazilian real-denominated obligation was financed by the Brazilian government at an interest rate of 12% per annum, plus an adjustment for inflation. These SMP licenses were not included in the Embratel sale transaction. In December 2003, the Company initiated a waiver and return of the SMP licenses to Anatel, the telecommunications regulatory agency in Brazil. In February 2004, the waiver and return of the SMP licenses was approved by Anatel, and the license debt was extinguished. The Company realized a net gain of $19 million as a result of the removal of the $104 million SMP licenses and the related $123 million debt and accrued interest during the second quarter of fiscal 2004.
     On March 2, 2004, the Company sold TowerCo to Embratel in a separately negotiated transaction (the TowerCo sale transaction) for $45 million in cash. TowerCo’s assets were primarily comprised of $5 million in property, plant and equipment. The Company realized a net gain of $40 million on the TowerCo sale transaction during the second quarter of fiscal 2004. As a result of the disposition of the remaining operations and assets related to the Vésper Operating Companies, the Company determined that the results of operations and cash flows related to the Vésper Operating Companies, including the results related to TowerCo and the SMP licenses and the gains and losses realized on the Embratel and TowerCo sales transactions, should be presented as discontinued operations in its consolidated statements of operations and cash flows. The Company’s statements of operations and cash flows for all prior periods have been adjusted to present the discontinued operations. At September 30, 2004, the Company had no remaining assets or liabilities related to the Vésper Operating Companies, TowerCo or the SMP licenses recorded on its consolidated balance sheet.
     Revenues of $36 million, $123 million and $125 million were reported in the loss from discontinued operations during fiscal 2004, 2003 and 2002, respectively. Pro forma results for fiscal 2002, assuming the acquisition of the Vésper Operating Companies had been made at the beginning of fiscal 2002, are not presented because they would not differ materially from reported results.
Note 12. Auction Discount Voucher
     The Company was awarded a $125 million Auction Discount Voucher (ADV) by the Federal Communications Commission (FCC) in June 2000 as the result of a legal ruling. The ADV is fully transferable and may, subject to certain conditions, be used in whole or in part by any entity in any FCC spectrum auction over a period of three years, including those in which the Company is not a participant. During November 2002, the FCC amended the terms of the ADV to allow the Company to use the ADV to satisfy existing FCC debt of other companies. The FCC agreed to extend the ADV twice, most recently in June 2004. The ADV was scheduled to expire in September 2004, but the Company used the remaining ADV prior to its expiration.
     The Company used approximately $77 million of the ADV’s value prior to fiscal 2004. During fiscal 2004, the Company recorded $4 million in other operating income and $4 million in selling, general and administrative expenses in the QSI segment for cooperative marketing expenses incurred, with no effect on net income, related to an arrangement under which a portion of the ADV was transferred to a wireless operator prior to fiscal 2004.
     During fiscal 2004, the Company transferred approximately $18 million of the ADV’s value to a wireless operator for approximately $17 million in cash. As a result of this transfer, the Company recorded an additional $17 million in other operating income in the QSI segment during fiscal 2004. The Company recorded $47 million in other income in the QSI segment during fiscal 2003 related to transfers of the ADV’s value to wireless operators.
     The Company also used approximately $30 million of the ADV during fiscal 2004 as final payment for wireless licenses granted in fiscal 2004 in which the Company was the highest bidder in a FCC auction held during fiscal 2003. On a cumulative basis, the Company used $38 million of the ADV as payment for these wireless licenses, for which the Company had no cost basis at September 30, 2004. The ADV had no remaining value at September 30, 2004.
Note 13. Subsequent Events
     In October 2004, the Company completed the acquisition of the approximate 86% of the outstanding capital stock of Iridigm Display Corporation, a privately held display technology company, that it did not already own for approximately $160 million in cash and the exchange of stock options with an aggregate estimated fair value of approximately $17 million. Also in October 2004, the Company completed the acquisition of Trigenix Limited, a privately held mobile user interface company, for approximately $33 million in cash.

Note 14. Summarized Quarterly Data (Unaudited)
     The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.
     The table below presents quarterly data for the years ended September 30, 2004 and 2003 (in millions, except per share data):

	1st Quarter*	2nd Quarter	3rd Quarter	4th Quarter (3)
2004
Revenues (1)	$1,207	$1,216	$1,341	$1,118
Operating income (1)	568	577	622	362
Income from continuing operations (1)	411	441	486	387
Net income (1)	352	488	486	393

Basic earnings per common share from continuing operations (2)	$0.26	$0.27	$0.30	$0.24
Basic net earnings per common share (2)	$0.22	$0.30	$0.30	$0.24

Diluted earnings per common share from continuing operations (2)	$0.25	$0.26	$0.29	$0.23
Diluted net earnings per common share (2)	$0.21	$0.29	$0.29	$0.23

2003*
Revenues (1)	$1,068	$1,017	$892	$871
Operating income (1)	485	421	348	319
Income from continuing operations (1)	276	258	241	255
Net income (1)	241	103	192	291

Basic earnings per common share from continuing operations (2)	$0.18	$0.16	$0.15	$0.16
Basic net earnings per common share (2)	$0.15	$0.07	$0.12	$0.18

Diluted earnings per common share from continuing operations (2)	$0.17	$0.16	$0.15	$0.15
Diluted net earnings per common share (2)	$0.15	$0.06	$0.12	$0.18

* As adjusted (Note 11).

(1)	Revenues, operating income, income from continuing operations and net income are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

(3)	Prior to the fourth quarter of fiscal 2004, the Company recorded royalty revenues from certain licensees based on estimates of royalties during the period they were earned. Starting in the fourth quarter of fiscal 2004, the Company began recognizing royalty revenues solely based on royalties reported by licensees during the quarter (Note 1). The change in the timing of recognizing royalty revenue was made prospectively and had the initial one-time effect of reducing royalty revenues recorded in the fourth quarter of fiscal 2004.

SCHEDULE II
QUALCOMM INCORPORATED
VALUATION AND QUALIFYING ACCOUNTS
(In millions)

		(Charged)
	Balance at	Credited to				Balance at
	Beginning of	Costs and				End of
	Period(A)	Expenses	Deductions	Other		Period(A)
Year ended September 30, 2002
Allowances:
— trade receivables	$(16)	$(42)	$82	$(46)	(B)	$(22)
— finance receivables	(704)	(190)	843	—		(51)
— notes receivable	(155)	(19)	133	—		(41)
Inventory reserves	(77)	(10)	9	—		(78)
Valuation allowance on deferred tax assets	(1,228)	145	—	(440)	(C)	(1,523)

	$(2,180)	$(116)	$1,067	$(486)		$(1,715)

Year ended September 30, 2003
Allowances:
— trade receivables	$(22)	$(14)	$24	—		$(12)
— finance receivables	(51)	32	1	—		(18)
— notes receivable	(41)	(28)	—	—		(69)
Inventory reserves	(78)	(4)	12	—		(70)
Valuation allowance on deferred tax assets	(1,523)	(253)	10	1,106	(D)	(660)

	$(1,715)	$(267)	$47	$1,106		$(829)

Year ended September 30, 2004
Allowances:
— trade receivables	$(12)	$(3)	$8	$2	(E)	$(5)
— finance receivables	(18)	10	7	—		(1)
— notes receivable	(69)	(30)	53	—		(46)
Inventory reserves	(70)	7	13	—		(50)
Valuation allowance on deferred tax assets	(660)	27	20	474	(E)	(139)

	$(829)	$11	$101	$476		$(241)

(A)	The Company’s fiscal year ends on the last Sunday of September.

(B)	Of this amount, $55 million related to the acquisition of the Vésper Operating Companies (see Note 11 of the Consolidated Financial Statements), offset by an increase of $9 million related to translation adjustments due to changes in foreign currency rates primarily attributable to the Vésper Operating Companies.

(C)	Of this amount, $330 million related to acquisition of the Vésper Operating Companies (see Note 11 of the Consolidated Financial Statements) and $154 million was charged to paid-in capital, offset by a $44 million reduction recorded as a component of comprehensive loss related to the Company’s temporary losses on marketable securities.

(D)	This amount related to the reversal of the Company’s valuation allowance on substantially all of its United States deferred tax assets during fiscal 2003 as a credit to stockholders’ equity.

(E)	This amount related to the disposition of the Vésper Operating Companies (See Note 11 of the Consolidated Financial Statements).

S-1